UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0907483
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7601 Penn Avenue South Richfield, Minnesota	55423
(Address of Principal Executive Offices)	(Zip Code)

BEST BUY CO., INC. 2020 OMNIBUS INCENTIVE PLAN
BEST BUY CO., INC. SIXTH AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
(Full title of the plan)

Todd G. Hartman Chief Legal and Risk Officer & Secretary Best Buy Co., Inc. 7601 Penn Avenue South Richfield, MN 55423 (Name and address of agent for service)	Copy to: Michael J. Voves & Cam C. Hoang Dorsey & Whitney, LLP 50 South Sixth Street, Suite 1500 Minneapolis, MN 55402-1498 (612) 340-2600

(612) 291-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated file (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¨ ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission, such documents are not being filed with the Commission as part of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed with the U.S. Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference:

1.	The Annual Report on Form 10-K of Best Buy Co., Inc. (the “registrant”) for the fiscal year ended February 1, 2025.

2.	All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) since February 1, 2025.

3.	The description of the registrant’s common stock contained in Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025, filed on March 19, 2025.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act (other than disclosure furnished under either Item 2.02 or Item 7.01 of Form 8-K, including any exhibits relating to information furnished under either Item 2.02 or Item 7.01), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

This Item is not applicable to shares of common stock being offered pursuant to the registrant’s 2020 Omnibus Incentive Plan.

Fifty million dollars ($50,000,000) of Deferred Compensation Obligations (the “Obligations”) are being registered under this Registration Statement. Under the Best Buy Co., Inc. Sixth Amended and Restated Deferred Compensation Plan (the “DC Plan”), the registrant will provide eligible employees and directors the opportunity to enter into agreements for the deferral of a specified amount or percentage of their future cash compensation. In connection with the DC Plan, the registrant has created a grantor trust, commonly known as a “Rabbi Trust.” The assets of the Rabbi Trust will be used to pay benefits. The assets of the Rabbi Trust are subject to the claims of general creditors of the registrant. As a result, the Obligations. will be general unsecured obligations of the registrant to pay deferred compensation in the future to each participating employee or director (each a “Participant”) in accordance with the terms of the DC Plan. The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the registrant from time to time outstanding.

Moreover, because the registrant maintains operating subsidiaries, the right of the registrant and, therefore, the right of the creditors of the registrant (including participants in the DC Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the registrant itself as a creditor of the subsidiary may be recognized.

The amount of compensation to be deferred by each Participant will be determined in accordance with the DC Plan based on elections by each Participant. Each Obligation will be indexed to one or more available investment or measurement funds chosen by each Participant from a list of investment media. The Obligations will be adjusted to reflect the investment experience, whether positive or negative, of the selected investment or measurement fund(s), including any appreciation or depreciation. The Obligations will be denominated and be payable in United States dollars generally upon termination of employment or on a date or dates selected by the Participant in accordance with the terms of the DC Plan. The DC Plan is not required to be funded and the amount of compensation deferred by each Participant is part of the general funds of the registrant, is subject to all the risks of the registrant’s business and may be deposited, invested or expended in any manner whatsoever by the registrant.

A Participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered except by a written designation of a beneficiary under the DC Plan, by written will, or by the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant except in the event of extreme financial hardship of a Participant or termination of his or her employment, although the Obligations could be redeemed in case of termination of the DC Plan. However, the registrant reserves the right to amend or terminate the DC Plan at any time, except that no such amendment or termination shall adversely affect the right of each Participant to the vested balance of his or her deferred account as of the date of such amendment or termination.

The Obligations are not convertible into another security of the registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the registrant.

ITEM 5.	Interest of Named Experts and Counsel.

Not Applicable.

ITEM 6.	Indemnification of Directors and Officers.

The registrant is subject to the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A.  Minnesota Statutes, Section 302A.521, subd. 2, provides that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, such person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or, in the case of acts or omissions occurring in the person’s official capacity for another affiliated organization, reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

In addition, the registrant’s articles of incorporation provide that a director of the registrant shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Minnesota Statutes, Section 302A.559, for making an improper distribution; (4) under Minnesota Statutes, Section 80A.76, for violating the securities registration or anti-fraud provisions; (5) for any transaction from which the director derived an improper personal benefit; or (6) for acts or omissions occurring prior to the date when the relevant provision of the articles of incorporation became effective.  The registrant’s articles of incorporation are consistent with the Minnesota Business Corporation Act and if such act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the registrant would be eliminated or limited to the fullest extent permitted by Minnesota law.

The registrant has directors’ and officers’ liability insurance which is subject to various deductibles and exclusions from coverage.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

4.1	Amended and Restated Articles of Incorporation, (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Best Buy Co., Inc. on June 12, 2020)

4.2	Amended and Restated By-Laws, (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Best Buy Co., Inc. on June 14, 2018)

4.3
Best Buy Co., Inc. Sixth Amended and Restated Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.19 to the Annual Report on Form 10-K filed by Best Buy Co., Inc. on March 31, 2015)

5*	Opinion of Dorsey & Whitney LLP as to the legality of the securities being registered under the registrant’s Sixth Amended and Restated Deferred Compensation Plan and 2020 Omnibus Incentive Plan

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Dorsey & Whitney LLP (contained in Exhibit 5)

24*	Power of Attorney (included on signature page hereto)

99	Best Buy Co., Inc. 2020 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.32 to the Annual Report on Form 10-K filed by Best Buy Co., Inc. on March 19, 2021).

107*	Filing Fee Table

*	Filed herewith.

ITEM 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

2.
That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)
Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richfield, State of Minnesota, on this 17th day of September, 2025.

BEST BUY CO., INC.

By:	/s/ CORIE S. BARRY
Corie S. Barry
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints CORIE S. BARRY and MATTHEW BILUNAS, and each of them, his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on and as of September 17, 2025.

Signature	Title

/s/ CORIE S. BARRY	Chief Executive Officer and Director
Corie S. Barry	(principal executive officer)

/s/ MATTHEW BILUNAS	Senior Executive Vice President of Enterprise Strategy, Chief Financial Officer (principal financial officer)
Matthew Bilunas

/s/ MATHEW R. WATSON	Senior Vice President, Finance – Controller and Chief Accounting Officer (principal accounting officer)
Mathew R. Watson

Signature	Title

/s/ DAVID W. KENNY	Chairman of the Board
David W. Kenny

/s/ LISA M. CAPUTO	Director
Lisa M. Caputo

/s/ MEGHAN C. FRANK	Director
Meghan C. Frank

/s/ DAVID C. KIMBELL	Director
David C. Kimbell

/s/ MARIO J. MARTE	Director
Mario J. Marte

/s/ KAREN A. MCLOUGHLIN	Director
Karen A. McLoughlin

/s/ CLAUDIA F. MUNCE	Director
Claudia F. Munce

/s/ RICHELLE P. PARHAM	Director
Richelle P. Parham

/s/ STEVE E. RENDLE	Director
Steve E. Rendle

/s/ SIMA D. SISTANI	Director
Sima D. Sistani

/s/ MELINDA D. WHITTINGTON	Director
Melinda D. Whittington